UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   MOERBEEK, PETER J.
   SOUTHWEST WATER COMPANY
   225 North Barranca Avenue
   Suite 200
   West Covina, CA  91791
2. Issuer Name and Ticker or Trading Symbol
   SOUTHWEST WATER COMPANY
   SWWC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   October 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   V.P. Finance, CFO and Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, $0.01 par val|10/01/|I   |V|10                |A  |$12.0094   |                   |      |                           |
ue                         |00    |    | |                  |   |           |                   |      |                           |
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Common Stock, $0.01 par val|10/20/|R   |V|79                |A  |$12.9537   |14,709             |D     |J/Trust                    |
ue                         |00    |    | |                  |   |           |                   |      |                           |
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Comon Stock, $0.01 par valu|      |    | |                  |   |           |                   |      |                           |
e                          |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$3.53   |8/24/|A   | |29,767     |A  |/2   |8/25/|Common Stock|29,767 |       |29,767      |D  |            |
(Right to Buy)        |        |94   |    | |           |   |     |04   |            |       |       |            |   |            |
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Employee Stock Option |$4.81   |2/8/9|A   | |13,938     |A  |/3   |2/9/0|Common Stock|13,938 |       |13,938      |D  |            |
(Right to Buy)        |        |6    |    | |           |   |     |6    |            |       |       |            |   |            |
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Employee Stock Option |$10.10  |2/12/|A   | |15,750     |A  |/4   |2/13/|Common Stock|15,750 |       |15,750      |D  |            |
(Right to Buy)        |        |97   |    | |           |   |     |07   |            |       |       |            |   |            |
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Employee Stock Option |$8.53   |1/27/|A   | |37,500     |A  |/5   |1/28/|Common Stock|37,500 |       |37,500      |D  |            |
(Right to Buy)        |        |98   |    | |           |   |     |08   |            |       |       |            |   |            |
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Employee Stock Option |$10.08  |2/4/9|A   | |37,500     |A  |/6   |2/5/0|Common Stock|37,500 |       |37,500      |D  |            |
(Right to Buy)        |        |9    |    | |           |   |     |9    |            |       |       |            |   |            |
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Employee Stock Option |$10.08  |3/22/|M   | |2,500      |D  |/6   |2/5/0|Common Stock|(2,500)|$10.08 |35,000      |D  |            |
(Exercise)            |        |00   |    | |           |   |     |9    |            |       |       |            |   |            |
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Employee Stock Option |$9.75   |6/1/9|A   | |15,000     |A  |/7   |6/9/0|Common Stock|15,000 |       |15,000      |D  |            |
(Right to Buy)        |        |9    |    | |           |   |     |9    |            |       |       |            |   |            |
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Employee Stock Option |$11.33  |8/5/9|A   | |15,000     |A  |/8   |8/6/0|Common Stock|15,000 |       |15,000      |D  |            |
(Right to Buy)        |        |9    |    | |           |   |     |9    |            |       |       |            |   |            |
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Employee Stock Option |$14.563 |1/13/|A   | |34,000     |A  |/9   |1/14/|Common Stock|34,000 |       |34,000      |D  |            |
(Right to Buy)        |        |00   |    | |           |   |     |10   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
/1, /2, /3, /4, /5,/6, /7, and 8 adjusted for stock dividends/splits on 1/20/96, 1/20/97, 1/20/98, 10/20/98 and
10/20/99.
/2 Exercisable @ 1/5 a year beginning 8/24/95. /3 Exercisable @ 1/5 a year beginning 2/8/97. /4 Exercisable @
1/5 a year beginning 2/12/98.
/5 Exercisable @ 1/5 a year beginning 1/27/99. /6 Exercisable @ 1/5 a year beginning 2/4/00. /7 Exercisable @ 1/5 a year beginning 6/1/00.
/8 Exercisable @ 1/5 a year beginning 8/5/00. /9 Exercisable @ 1/5 a year beginning 1/13/01.
* 11,941 includes 3 shares gained during the transfer from broker held shares into the direct account held by
ChaseMellon Shareholder Services for The Moerbeek Family
Trust.
SIGNATURE OF REPORTING PERSON
/s/ Peter J. Moerbeek
DATE
    November 6, 2000